Exhibit 99.1

Liberty Bank’s Merger with Naugatuck Valley Savings and Loan

Receives Approval of Connecticut Department of Banking

Middletown, CT and Naugatuck, CT – October 28, 2015 – Liberty Bank, headquartered in Middletown, Connecticut, and Naugatuck Valley Financial Corporation, headquartered in Naugatuck, Connecticut (NASDAQ: “NVSL”), today announced that the State of Connecticut Department of Banking has approved the proposal to merge Naugatuck Valley Savings and Loan, the bank subsidiary of NVSL, into Liberty Bank.

The transaction is expected to close in the first quarter of 2016.

Stockholders of NVSL will be entitled to receive $11.00 in cash for each common share of NVSL stock.

Liberty Bank

Liberty Bank was established in 1825 and is the oldest chartered bank in Connecticut. Liberty Bank is a mutual bank with assets of approximately $4.0 billion and capital of $600 million. Through its nearly fifty (50) branch network in Connecticut, Liberty Bank provides financial services to individuals, businesses, not-for-profit organizations and government entities through its commercial and consumer lending divisions, corporate services, retail banking and investment management services. For more information, please visit www.liberty-bank.com.

NVSL

Naugatuck Valley Financial Corporation, a savings and loan holding company headquartered in Naugatuck, Connecticut, is the parent company of Naugatuck Valley Savings and Loan, a federal stock savings bank with assets of approximately $500 million. Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut and serves its customers through its nine (9) office branch network in Connecticut’s New Haven and Fairfield Counties. Naugatuck Valley Savings and Loan is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Special Note Concerning Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. All statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from forward-looking statements. These factors include, among others, the following: ability to meet closing conditions to the merger, including the expected terms and schedule; delay in closing the merger; changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in our market area; changes in real estate market values in our market area; and changes in relevant accounting principles and guidelines. Additional factors are discussed under “Item 1A – Risk Factors” in NVSL’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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Contacts:

Liberty Bank

Chandler J. Howard

President & Chief Executive Officer

(860) 344-7200

Naugatuck Valley Financial Corporation

William C. Calderara

President & Chief Executive Officer

(203) 720-5000